ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Elizabeth Barker
Scott Francis (9l8) 25l-9121	(212) 896-1203
ebarker@kcsa.com

ADDvantage Technologies Group, Inc. to Report Financial Results
For the Fiscal Second Quarter of 2019
BROKEN ARROW, Oklahoma, April 30, 2019 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) announced today that it will release financial results for the three month period ended March 31, 2019, on Tuesday, May 14th, before markets open.
The Company will host a conference call on Tuesday, May 14th, at 12:00 p.m. Eastern Time featuring remarks by Joseph Hart, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, Kevin Brown, Chief Financial Officer, Scott Francis, Chief Accounting Officer, Don Kinison, President of the Telecommunications Division, and Colby Empey, President of the Wireless Services Division.   The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 1-888-394-8218 (domestic) or 1-323-701-0225 (international). All dial-in participants must use the following code to access the call: 8383219. Please call at least five minutes before the scheduled start time.
For interested individuals unable to join the conference call, a replay of the call will be available through May 28, 2019 at 1-844-512-2921 (domestic) or 1-412-317-6671 (international). Participants must use the following code to access the replay of the call: 8383219.  An online archive of the webcast will be available on the Company's website for 30 days following the call.
About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage sells is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. Through the acquisition of Fulton, the Company will provide turn-key wireless infrastructure services, such as the installation and decommissioning of equipment on cell sites, for wireless carriers, national integrators, and equipment manufacturers supporting the wireless carriers.  In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Texas, NCS Industries, ComTech Services, Nave Communications, Triton Datacom, and Fulton Technologies. For more information, please visit the corporate web site at www.addvantagetechnologies.com.